Exhibit 1
Hong Kong Exchanges and Clearing Limited and The Stock Exchange of Hong Kong Limited take no responsibility for the contents of this announcement, make no representation as to its accuracy or completeness and expressly disclaim any liability whatsoever for any loss howsoever arising from or in reliance upon the whole or any part of the contents of this announcement.

(incorporated in Hong Kong with limited liability)
(Stock Code: 0762)
ANNOUNCEMENT

The Board of the Company is pleased to announce the unaudited condensed consolidated results of the Group for the first quarter ended 31 March 2009.
GROUP RESULTS
China Unicom (Hong Kong) Limited (the “Company”) is pleased to announce the unaudited condensed consolidated results of the Company and its subsidiaries (the “Group”) for the first quarter ended 31 March 2009.

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEET
AS AT 31 MARCH 2009
(All amounts in Renminbi (“RMB”) millions)

		Unaudited
			31 December
			2008
		31 March	As restated
	Note	2009	(Note 2)
ASSETS
Non-current assets
Property, plant and equipment		288,757	285,469
Lease prepayments		7,855	7,863
Goodwill		2,771	2,771
Deferred income tax assets		5,344	5,334
Available-for-sale financial assets		129	95
Other assets		9,126	9,087

		313,982	310,619

Current assets
Inventories and consumables		910	1,092
Accounts receivable, net		9,721	9,341
Prepayments and other current assets		2,803	2,715
Amounts due from ultimate holding company		46	169
Amounts due from related parties		69	128
Amounts due from domestic carriers		1,447	974
Proceeds receivable for the disposal of the CDMA business		13,140	13,140
Short-term bank deposits		234	337
Cash and cash equivalents		8,522	10,237

		36,892	38,133

Total assets		350,874	348,752

		Unaudited
			31 December
			2008
		31 March	As restated
	Note	2009	(Note 2)
EQUITY
Capital and reserves attributable to equity holders of the Company
Share capital		2,329	2,329
Share premium		166,784	166,784
Reserves		(19,509)	(15,464)
Retained profits
— Proposed 2008 final dividend		4,754	4,754
— Others		52,859	49,322

		207,217	207,725

Minority interest in equity		2	2

Total equity		207,219	207,727

LIABILITIES
Non-current liabilities
Long-term bank loans		938	997
Corporate bonds		7,000	7,000
Deferred income tax liabilities		16	16
Deferred revenue		3,270	3,398
Other obligations		1,298	1,681

		12,522	13,092

		Unaudited
			31 December
			2008
		31 March	As restated
	Note	2009	(Note 2)
Current liabilities
Payables and accrued liabilities		72,416	67,509
Taxes payable		11,058	11,307
Amounts due to related parties		2,031	1,658
Amounts due to domestic carriers		1,104	956
Payables in relation to the disposal of the CDMA business		4,232	4,232
Consideration payable in relation to the 2009 Business Combination and the acquisition of the Target Assets	1	1,717	—
Dividend payable		149	149
Short-term commercial paper		10,000	10,000
Short-term bank loans		6,780	10,780
Current portion of long-term bank loans		1,211	1,216
Current portion of deferred revenue		1,792	2,200
Current portion of other obligations		3,017	3,012
Advances from customers		15,626	14,914

		131,133	127,933

Total liabilities		143,655	141,025

Total equity and liabilities		350,874	348,752

Net current liabilities		(94,241)	(89,800)

Total assets less current liabilities		219,741	220,819

UNAUDITED CONDENSED CONSOLIDATED INCOME STATEMENT
FOR THE THREE MONTHS ENDED 31 MARCH 2009
(All amounts in RMB millions, except per share data)

		Unaudited
		Three months ended
	Note	31 March 2009

Revenue		37,917

Interconnection charges		(3,098)
Depreciation and amortisation		(11,653)
Networks, operations and support expenses		(5,304)
Employee benefit expenses		(5,203)
Other operating expenses		(7,965)
Finance costs		(179)
Interest income		26
Other income — net		70

Profit before income tax		4,611
Income tax expenses		(1,045)

Profit for the period		3,566

Attributable to:
Equity holders of the Company		3,566
Minority interest		—

		3,566

Basic earnings per share (in RMB)	3	0.15

Diluted earnings per share (in RMB)	3	0.15

UNAUDITED CONDENSED CONSOLIDATED STATEMENT OF
COMPREHENSIVE INCOME
FOR THE THREE MONTHS ENDED 31 MARCH 2009
(All amounts in RMB millions)

Unaudited
Three months
ended 31 March
2009

Profit for the period	3,566

Other comprehensive income
— Currency translation differences	(1)
— Fair value gains on available-for-sale financial assets, net of tax	25

Other comprehensive income for the period, net of tax	24

Total comprehensive income, net of tax	3,590

UNAUDITED CONDENSED CONSOLIDATED CASH FLOW STATEMENT
FOR THE THREE MONTHS ENDED 31 MARCH 2009
(All amounts in RMB millions)

Unaudited
Three months
ended 31 March
2009

Net cash inflow from operating activities	22,076

Net cash outflow from investing activities	(19,462)

Net cash outflow from financing activities	(4,329)

Net decrease in cash and cash equivalents	(1,715)
Cash and cash equivalents, beginning of period	10,237

Cash and cash equivalents, end of period	8,522

Analysis of the balances of cash and cash equivalents
Cash balances	9
Bank balances	8,513

8,522

NOTES (All amounts in RMB millions unless otherwise stated)
1. GENERAL INFORMATION
China Unicom (Hong Kong) Limited (the “Company”) was incorporated as a limited liability company in the Hong Kong Special Administrative Region (“Hong Kong”), the People’s Republic of China (the “PRC”) on 8 February 2000. The principal activities of the Company are investment holding and the Company’s subsidiaries are principally engaged in the provision of GSM cellular, fixed-line voice and value-added services, broadband and other Internet-related services, information communications technology services, business and data communications services and advertising and media services in the PRC. The Company and its subsidiaries are hereinafter referred to as the “Group”.
On 15 November 2008, the Company was notified by its substantial shareholders, namely China Unicom (BVI) Limited (“Unicom BVI”) and China Netcom Group Corporation (BVI) Limited (“Netcom BVI”), that their respective parent companies, namely, China United Network Communications Group Company Limited (a state-owned enterprise established in the PRC, the parent company of Unicom BVI, hereinafter referred to as “Unicom Group”) and China Network Communications Group Corporation (a state-owned enterprise established in the PRC, the parent company of Netcom BVI, hereinafter referred to as “Netcom Group”), have agreed to undertake a merger (the “Parent Merger”). On 6 January 2009, the Company was notified by its substantial shareholders that the Parent Merger, through the absorption of Netcom Group by Unicom Group, had been approved by the State-owned Assets Supervision and Administration Commission of the State Council (“SASAC”) and had become effective. As a result of the Parent Merger, Unicom Group has assumed all the rights and obligations of Netcom Group, all the assets, liabilities and business of Netcom Group including the connected transaction agreements with the Group vested in Unicom Group. Netcom Group will be deregistered and Unicom Group remains the ultimate holding company of the Company.
Acquisitions of certain assets and businesses from Unicom Group and Netcom Group
On 16 December 2008, China United Network Communications Corporation Limited (“CUCL”, a wholly-owned subsidiary of the Company) agreed to acquire from Unicom Group and Netcom Group (i) the fixed-line business, but not the underlying property, plant and equipment, across the 21 provinces in Southern China (hereinafter referred to as the “Fixed-line Business in Southern China”) and the local access telephone business and related assets in Tianjin Municipality operated by Netcom Group and Unicom Group and/or their respective subsidiaries and branches, (ii) the backbone transmission assets in Northern China owned by Netcom Group and/or its subsidiaries (“Target Assets”), (iii) a 100% equity interest in Unicom Xingye Science and Technology Trade Company Limited owned by Unicom Group, (iv) a 100% equity interest in China Information Technology Designing & Consulting Institute owned by Unicom Group and (v) a 100% equity interest in Unicom New Guoxin Telecommunications Corporation Limited owned by Unicom Group at a consideration of approximately RMB6.43 billion, subject to certain adjustments. The businesses and assets described in (i), (iii), (iv) and (v) above are hereinafter collectively referred to as the “Target Business” and the acquisition of the Target Business is referred to as “2009 Business Combination”. Please refer to the circular issued by the Company on 22 December 2008 for details of the 2009 Business Combination and the acquisition of the Target Assets.

The aforementioned acquisitions of assets and businesses were approved by the independent shareholders of the Company in an extraordinary general meeting held on 14 January 2009. As all of the conditions to the acquisitions were satisfied (or if applicable, waived), the 2009 Business Combination and the acquisition of the Target Assets were completed on 31 January 2009. The total consideration of the aforementioned acquisitions of assets and businesses was adjusted by approximately RMB1.68 billion, which represents the receivables upon the final calculation of the values of the assets and liabilities transferred from Unicom Group. As at 31 March 2009, the remaining consideration payable by the Group to Unicom Group was amounted to approximately RMB1.72 billion.
Lease of telecommunications networks in Southern China from Unicom New Horizon Mobile Telecommunications Company Limited
In connection with the 2009 Business Combination, on 16 December 2008, CUCL, Unicom Group, Netcom Group and Unicom New Horizon Mobile Telecommunications Company Limited (“Unicom New Horizon”, a wholly-owned subsidiary of Unicom Group) entered into an agreement (the “Network Lease Agreement”) in relation to the lease (the “Lease”) of the telecommunications networks of the 21 provinces in Southern China by CUCL from Unicom New Horizon on an exclusive basis immediately following and subject to the completion of the 2009 Business Combination. Under the Network Lease Agreement, CUCL shall pay annual leasing fees of RMB2.0 billion and RMB2.2 billion for the two financial years ending 31 December 2009 and 31 December 2010, respectively. The initial term of the Lease is two years effective from January 2009 and the Lease is renewable at the option of CUCL with at least two months’ prior notice. Moreover, in connection with the Lease, Unicom New Horizon has granted to CUCL an option to purchase the telecommunications networks in Southern China. The Group has accounted for the leasing of the aforementioned telecommunications networks as an operating lease. Please refer to the circular issued by the Company on 22 December 2008 for details of the Lease.
Merger between CUCL and China Netcom (Group) Company Limited
On 15 October 2008, as part of the Company’s integration with China Netcom Group Corporation (Hong Kong) Limited (“China Netcom”), the Company entered into an agreement with three of its wholly-owned subsidiaries, namely (i) China Netcom; (ii) CUCL and (iii) China Netcom (Group) Company Limited (“CNC China”, a wholly-owned foreign enterprise established in the PRC and a wholly-owned subsidiary of China Netcom), pursuant to which CUCL would merge with, and absorb, CNC China. The merged company would retain the name of China United Network Communications Corporation Limited and would remain a wholly-owned subsidiary of the Company. The merger between CUCL and CNC China became effective on 1 January 2009.
2. BASIS OF PREPARATION AND SIGNIFICANT ACCOUNTING POLICIES
The basis of preparation and the significant accounting policies and estimates adopted in the preparation of the unaudited condensed consolidated financial information are consistent with those used in preparing the annual financial statements for the year ended 31 December 2008, except that the Group adopted IAS/HKAS 1 (Revised) “Presentation of financial statements”, to present the unaudited condensed consolidated income statement and unaudited condensed consolidated statement of comprehensive income as two performance statements. This change will only impact on the manner in which the Group presents its unaudited condensed consolidated financial information.

In addition, according to IAS/HKAS 34 “Interim Financial Reporting”, comparative information is required to be provided in the interim financial statements. The 2009 Business Combination is accounted for using merger accounting in accordance with Hong Kong Financial Reporting Standards (“HKFRS”) as well as the predecessor values methods in accordance with International Financial Reporting Standards (“IFRS”), which is consistent with HKFRS. Accordingly, the Group is required to restate the comparative figures to reflect the effects of the business combinations under common control. However, in this unaudited condensed consolidated financial information as at 31 March 2009 and for the three months ended 31 March 2009, the Group has not provided the comparative unaudited condensed consolidated income statement, statement of comprehensive income and cash flow statement for the three months ended 31 March 2008. This is because China Netcom and the Target Business have not prepared the relevant financial information under IFRS/ HKFRS for the three months ended 31 March 2008.
Business Combination of Entities and Businesses under Common Control
The 2009 Business Combination was considered to be a business combination of entities and businesses under common control as both the Group and the Target Business were under the common control of Unicom Group.
Under HKFRS, the 2009 Business Combination is accounted for using merger accounting in accordance with the Accounting Guideline 5 “Merger Accounting for Common Control Combinations” (“AG 5”) issued by the Hong Kong Institute of Certified Public Accountants (“HKICPA”). Upon the adoption of IFRS by the Group in 2008, the Group adopted the accounting policy to account for business combinations of entities and businesses under common control using the predecessor values method which is consistent with HKFRS. The acquired assets and liabilities are stated at predecessor values, and are included in the financial information from the beginning of the earliest period as if the entities and businesses acquired had always been part of the Group. In addition, pursuant to the agreement dated 16 December 2008, the acquisition of the Target Business excluded the telecommunications networks in Southern China, which were retained by Unicom New Horizon and will be leased from Unicom New Horizon to CUCL effective from January 2009. Accordingly, to better reflect the economic substances, business objectives and intent of the acquisition of the Fixed-line Business in Southern China, the unaudited condensed consolidated balance sheet as at 31 December 2008 has included all the relevant current assets and current liabilities of the Fixed-line Business in Southern China but excluded the underlying property, plant and equipment, the related long-term intercompany loans from Unicom Group financing the construction of the network and the payables to network contractors and equipment suppliers, whereas the unaudited condensed consolidated income statement for the three months ended 31 March 2009 has included all the revenue and operating costs of the Fixed-line Business in Southern China, except for the depreciation and amortisation charges and finance costs associated with the underlying property, plant and equipment and the related long-term loans, respectively, but reflects the leasing fees for the Fixed-line Business in Southern China amounted to approximately RMB485 million charged by Unicom New Horizon in the unaudited condensed consolidated income statement for the three months ended 31 March 2009.
Under IFRS/HKFRS, the acquisition of the Target Assets is accounted for as an asset purchase in accordance with IAS/HKAS 16 “Property, Plant and Equipment”.

Going Concern Assumption
As at 31 March 2009, current liabilities of the Group exceeded current assets by approximately RMB94.2 billion (31 December 2008: approximately RMB89.8 billion). Given the current global economic conditions and the Group’s expected capital expenditure in the foreseeable future, management has comprehensively considered the Group’s available sources of funds as follows:
•	The Group’s continuous net cash inflow from operating activities;

•	Unutilised banking facilities of approximately RMB96.2 billion; and

•	Other available sources of financing from domestic banks and other financial institutions given the Group’s credit history.
In addition, the Group will continue to optimize its fund raising strategy from short, medium and long-term perspectives and will seize opportunities in the current capital market to issue medium to long-term debts to take advantage of low interest rates in order to lower financing cost.
Based on the above considerations, the Board of Directors is of the opinion that the Group has sufficient funds to meet its working capital requirements and debt obligations. As a result, the unaudited condensed consolidated financial information of the Group for the three months ended 31 March 2009 have been prepared under the going concern basis.
3. EARNINGS PER SHARE
Basic earnings per share for the three months ended 31 March 2009 was computed by dividing the profit attributable to equity holders by the weighted average number of ordinary shares outstanding during the period.
Diluted earnings per share for the three months ended 31 March 2009 was computed by dividing the profit attributable to equity holders by the weighted average number of ordinary shares outstanding during the period, after adjusting for the effects of the dilutive potential ordinary shares. All potential ordinary shares arose from (i) share options granted under the amended Pre-Global Offering Share Option Scheme; (ii) share options granted under the amended Share Option Scheme and; (iii) share options granted under the Special Purpose Share Option Scheme in connection with the merger with China Netcom in 2008. The potential ordinary shares which are not dilutive for the three months ended 31 March 2009 mainly arose from share options with exercise price HKD15.42 granted under the amended Pre-Global Offering Share Option Scheme and amended Share Option Scheme and share options with exercise price HKD8.26 granted under the Special Purpose Share Option Scheme, and are excluded from the weighted average number of ordinary shares for the purpose of computation of diluted earnings per share.

The following table sets forth the computation of basic and diluted earnings per share:

Unaudited
Three months
ended 31 March
2009

Numerator (in RMB millions):
Profit attributable to the equity holders of the Company	3,566

Denominator (in millions):
Weighted average number of ordinary shares outstanding and shares used in computing basic earnings per share	23,768
Dilutive equivalent shares arising from share options	49

Shares used in computing diluted earnings per share	23,817

Basic earnings per share (in RMB)	0.15

Diluted earnings per share (in RMB)	0.15

4. COMPARATIVE FIGURES
The Group did not provide the unaudited condensed consolidated financial information for the three months ended 31 March 2008 as comparative figures because there is no readily available financial information prepared under IFRS/HKFRS of China Netcom and the Target Business. For details, refer to Note 2.

FINANCIAL OUTLINE
(Financial information relating to 2008 as described in this financial outline exclude the effects of restatement of the fixed-line business across the 21 provinces in Southern China and Tianjin Municipality and the three subsidiaries acquired in January 2009 (for details, please refer to Note 1 and Note 2 to the Group results of this Announcement) and the effects of discontinued operations and deferred fixed-line upfront connection fees.
As China Netcom Group Corporation (Hong Kong) Limited and the fixed-line business across the 21 provinces in Southern China and Tianjin Municipality and the three subsidiaries acquired in January 2009 have not prepared the relevant financial information under the International Financial Reporting Standards/Hong Kong Financial Reporting Standards for the first quarter of 2008, financial information of the first quarter of 2008 which are comparable to those of the first quarter of 2009 is therefore not provided in this financial outline.)
In the first quarter of 2009, the Company responded actively to macro economic changes and competition challenges. While actively deploying its 3G network, the Company has also worked on in-depth internal integration and synergic development, which has helped stabilize its business.
Revenue
For the first quarter of 2009, excluding the effect of deferred fixed-line upfront connection fees of RMB0.15 billion, revenue for the period would be RMB37.77 billion, of which service revenue accounted for RMB37.50 billion, which represents 25.6% of service revenue from continuing operations of RMB146.37 billion in 2008.
Service revenue from cellular business for the first quarter of 2009 was RMB16.74 billion, which represents 25.9% of the service revenue from cellular business in 2008, maintaining a growth momentum. The average minutes of usage (MOU) per subscriber per month was 239.2 minutes and the monthly average revenue per user (ARPU) was RMB41.3. Excluding the effect of deferred fixed-line upfront connection fees, service revenue from fixed-line business for the first quarter of 2009 would be RMB20.58 billion, which represents 25.2% of the service revenue from fixed-line business in 2008 (excluding the effects of the fixed-line business across the 21 provinces in Southern China and Tianjin Municipality acquired in January 2009), out of which, revenue from broadband services was RMB5.76 billion and ARPU of broadband services was RMB61.2. As affected by the mobile substitution and more intensified competition, revenue from fixed-line business is facing downward pressure.
Costs and expenses
For the first quarter of 2009, costs and expenses (including finance costs, interest income and other income-net) was RMB33.30 billion, out of which depreciation and amortisation was RMB11.65 billion and selling and marketing expenses was RMB4.66 billion.

Earnings
For the first quarter of 2009, excluding the effect of deferred fixed-line upfront connection fees, profit before income tax would be RMB4.46 billion, EBITDA (Note 1) would be RMB16.20 billion, EBITDA margin (representing EBITDA as a percentage of the total revenue) would be 42.9%. In respect of cellular business, EBITDA margin was 37.9%. In respect of fixed-line business, excluding the effect of deferred fixed-line upfront connection fees, EBITDA margin would be 44.5%.
For the first quarter of 2009, excluding the effect of deferred fixed-line upfront connection fees, profit for the period would be RMB3.42 billion, which represents 23.9% of the adjusted profit for the year from continuing operations of RMB14.33 billion in 2008 (excluding the effects of the fixed-line business across the 21 provinces in Southern China and Tianjin Municipality and the three subsidiaries acquired in January 2009, and the effects of deferred fixed-line upfront connection fees and the impairment loss on the Personal Handyphone System business related assets). Excluding the effect of deferred fixed-line upfront connection fees, basic earnings per share for the period would be RMB0.144.

Note 1:	EBITDA represents the Group’s profit for the period before deferred fixed-line upfront connection fees, interest income, finance costs, other income-net, income tax and depreciation and amortisation. As the telecommunications business is a capital intensive industry, capital expenditures and finance costs may have a significant impact on the net profit of the companies with similar operating results. Therefore, we believe EBITDA may be helpful in analyzing the operating results of a telecommunications service operator like our Group.

Although EBITDA has been widely applied in the global telecommunications industry as an indicator to reflect operating performance, financial capability and liquidity, it should be considered in addition to, and is not a substitute for or superior to, the measure of financial performance prepared under generally accepted accounting principles (“GAAP”) as it does not have any standardised meaning under GAAP and is not regarded as measures of operating performance and liquidity under GAAP. In addition, it may not be comparable to similar indicators provided by other companies.
COMPLETION OF PARENT MERGER AND SUBSIDIARY MERGER
In January 2009, the merger (the “Parent Merger”) between China United Network Communications Group Company Limited (“Unicom Group”), the ultimate controlling shareholder of the Company, and China Network Communications Group Corporation (“Netcom Group”), the ultimate controlling shareholder of China Netcom Group Corporation (Hong Kong) Limited (“China Netcom”, which merged with the Company in October 2008), became effective. Upon the effectiveness of the Parent Merger, Unicom Group has assumed all the rights and obligations of Netcom Group, and all the assets, liabilities and business of Netcom Group have vested in Unicom Group.

In addition, in January 2009, the merger (the “Subsidiary Merger”) between China United Network Communications Corporation Limited (“CUCL”), the Company’s wholly-owned subsidiary, and China Netcom (Group) Company Limited (“CNC China”), a wholly-owned subsidiary of China Netcom, also became effective. Upon the effectiveness of the Subsidiary Merger, CUCL assumed all the rights and obligations of CNC China, and all the assets, liabilities and business of CNC China have vested in CUCL.
Upon completion of the Parent Merger, Unicom Group assumed, amongst others, all continuing connected transaction agreements entered into between the Company (or its operating subsidiaries) and Netcom Group (the “Netcom Group CCTs”), and all associated rights and obligations thereunder. Due to the similar nature between (1) certain Netcom Group CCTs; and (2) certain continuing connected transactions entered into between the Company (or its operating subsidiaries) with Unicom Group and its subsidiaries (other than the Company and its subsidiaries) (the “Unicom Group CCTs”), the annual caps applicable to corresponding transactions of (1) and (2) for each of the two financial years ending 31 December 2009 and 2010 were aggregated. Such aggregated annual caps are subject to the reporting and announcement requirements, but are exempt from independent shareholders’ approval requirements under Chapter 14A of the Listing Rules.
For the annual caps of the Netcom Group CCTs that cannot be aggregated with the annual caps of any of the existing Unicom Group CCTs, the Company will continue to apply the existing annual caps applicable to such Netcom Group CCTs for each of the two financial years ending 31 December 2009 and 2010 as if such transactions were entered into by the Company (or its operating subsidiaries) with Unicom Group and its subsidiaries (other than the Company and its subsidiaries).
Please refer to the Company’s announcements dated 16 November 2008 and 6 January 2009 for further details of the Parent Merger, and the Company’s announcement dated 17 October 2008 for further details of the Subsidiary Merger.
3G LICENSE
On 7 January 2009, Unicom Group was granted the license to operate 3G digital cell business with WCDMA technology by the Ministry of Industry and Information Technology of the People’s Republic of China (the “MIIT”). As approved by the MIIT, Unicom Group was authorized to license CUCL to operate 3G digital cell business with WCDMA technology nationwide in China.

ACQUISITION OF CERTAIN ASSETS AND BUSINESS, AND LEASE OF NETWORK FROM UNICOM GROUP AND NETCOM GROUP
On 16 December 2008, CUCL agreed to acquire from Unicom Group and Netcom Group (which merged with Unicom Group in January 2009) certain assets and business, comprising, amongst others, (i) the telecommunications business across 21 provinces in southern China (“Southern China”) (but not the underlying property, plant and equipment) and the local access telephone business and related assets in Tianjin Municipality operated by Unicom Group and Netcom Group and/or their respective subsidiaries and branches; (ii) the backbone transmission assets in northern China owned by Netcom Group and/or its subsidiaries (“Target Assets”); (iii) 100% equity interest in Unicom Xingye Science and Technology Trade Company Limited owned by Unicom Group; (iv) 100% equity interest in China Information Technology Designing & Consulting Institute owned by Unicom Group; and (v) 100% equity interest in Unicom New Guoxin Telecommunications Corporation Limited owned by Unicom Group. The business and assets described in (i), (iii), (iv) and (v) above are collectively hereinafter referred to as the “Target Business” and the acquisition of the Target Business is referred to as “2009 Business Combination”.
Pursuant to the 2-step approach as described in the Company’s circular issued on 22 December 2008, the following agreements were entered into in connection with the 2009 Business Combination and the acquisition of the Target Assets on 16 December 2008:
(1) Unicom Group, Netcom Group and China United Telecommunications Corporation Limited (“Unicom A Share Company”) entered into an acquisition agreement dated 16 December 2008; and
(2) Unicom A Share Company and CUCL entered into a transfer agreement.
In addition, in order to operate the fixed-line business in the 21 provinces in Southern China, on 16 December 2008, CUCL entered into a network lease agreement with Unicom Group, Netcom Group and Unicom New Horizon Mobile Telecommunications Company Limited (“Unicom New Horizon”, a wholly-owned subsidiary of Unicom Group), pursuant to which Unicom New Horizon agreed to lease the telecommunications networks in the 21 provinces in Southern China to CUCL on completion of the 2009 Business Combination on an exclusive basis (the “Lease”). Unicom New Horizon has also granted CUCL an option to purchase the telecommunications networks in Southern China, which option may be exercised at the discretion of CUCL during the term of the Lease.
As all of the conditions precedent to the completion of the 2009 Business Combination and the acquisition of the Target Assets and to the effectiveness of the Lease were satisfied (or, if applicable, waived) on 31 January 2009, the 2009 Business Combination and the acquisition of the Target Assets were completed on 31 January 2009 and the Lease became effective in January 2009.

Under the Hong Kong Financial Reporting Standards (“HKFRS”), the 2009 Business Combination is accounted for using merger accounting in accordance with the Accounting Guideline 5 issued by the Hong Kong Institute of Certified Public Accountants (“HKICPA”). Under the International Financial Reporting Standards (“IFRS”), the 2009 Business Combination is accounted for by applying the predecessor values method, which is consistent with HKFRS. Accordingly, transactions between the Group and the Target Business acquired were eliminated and not disclosed as related party transactions in the unaudited condensed consolidated financial information.
Please refer to the Company’s announcements dated 16 December 2008 and 2 February 2009, respectively, and the circular issued by the Company on 22 December 2008, for further details of the 2009 Business Combination and the acquisition of the Target Business and the Lease.
CAUTION STATEMENT
The Board wishes to remind investors that the unaudited financial information and the financial outline for the first quarter ended 31 March 2009 are based on the Group’s internal records and management accounts and have not been reviewed or audited by the auditors. The financial information for the year ended 31 December 2008 are extracted from the unaudited financial information of the Group and have been restated.
Investors are cautioned not to unduly rely on financial data, statistics and comparison for the first quarter ended 31 March 2009. In the meantime, investors are advised to exercise caution in dealing in the shares of the Company.
By Order of the Board of
China Unicom (Hong Kong) Limited
Chang Xiaobing
Chairman
Hong Kong, 29 April 2009
As at the date of this announcement, the board of directors of the Company comprises:

Executive directors:	Chang Xiaobing, Lu Yimin, Zuo Xunsheng and Tong Jilu

Non-executive directors:	Cesareo Alierta Izuel and Jung Man Won

Independent non-executive directors:	Wu Jinglian, Cheung Wing Lam Linus, Wong Wai Ming, John Lawson Thornton and Timpson Chung Shui Ming